Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Release

Contacts:           Raiford Garrabrant
        Director, Investor Relations
Cree, Inc
raiford_garrabrant@cree.com
(919) 313-5397
(919) 313-5615 (Fax)

CREE APPOINTS THOMAS H. WERNER TO ITS BOARD OF DIRECTORS

Durham, NC, March 28, 2006 — Cree, Inc. (NASDAQ: CREE) announced today the addition of Thomas H. Werner to its board of directors. Mr. Werner currently serves as chief executive officer for SunPower Corporation, a publicly-traded manufacturer of high-efficiency solar cells and solar panels, and is also a director on its board. SunPower is based in Sunnyvale, California.

“We are pleased to have Tom join our board of directors,” stated Chuck Swoboda, Cree chairman and chief executive officer. “Tom's technology experience and insight as CEO of a solar cell company working to improve the supply side of the global energy equation will expand the breadth and strength of our board. This insight should be very helpful to Cree as we pursue our strategy to improve the demand side of the energy equation through more efficient LED lighting and power switching products.”

Mr. Werner, 46, joined SunPower Corporation as its chief executive officer and board member in June of 2003. Prior to SunPower, he served as chief executive officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. Earlier, Mr. Werner was vice president and general manager of the Business Connectivity Group of 3Com Corporation, a network solutions company. He is also a board member of Silicon Light Machines and Three-Five Systems, Inc. Mr. Werner holds a bachelor’s degree in industrial engineering from the University of Wisconsin, Madison, a bachelor’s degree in electrical engineering from Marquette University and a master’s degree in business administration from George Washington University.

About Cree, Inc.

Cree is a market-leading innovator and manufacturer of semiconductors that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased performance technology into multiple applications including exciting alternatives in brighter and more tunable light for general illumination, backlighting for more vivid displays, optimized power management for high-current switch-mode power supplies and variable speed motors, and more effective wireless infrastructure for data and voice communications. Cree customers range from innovative lighting fixtures makers to defense-related federal agencies.

Cree’s product families include blue and green LED chips, lighting LEDs in all colors, LED backlighting solutions, power switching devices and radio frequency/wireless devices. For additional information please refer to www.cree.com.

Cree and the Cree logo are registered trademarks are trademarks of Cree, Inc.

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